EXHIBIT 99

FROM:   BALLY ENTERTAINMENT CORPORATION
        8700 Bryn Mawr Avenue
        Chicago, IL  60631

        MWW/Strategic Communications, Inc.
        Public Relations - Tel. (201) 507-9500
        Contact:  Michael W. Kempner/Laurie Terry

                                            FOR IMMEDIATE RELEASE

BALLY ENTERTAINMENT CORPORATION ISSUES 13.5 MILLION SHARES OF 8%
PRIDES[SM] CONVERTIBLE PREFERRED STOCK

        CHICAGO, September 28, 1995 -- Bally Entertainment Corporation (NYSE:BLY) issued 13.5 million shares of 8% PRIDES[SM] convertible preferred stock, at $11 1/8 per share, through underwriters led by Merrill Lynch & Co.
        Excluding the underwriters 15% over-allotment, the company will receive approximately $146 million of net proceeds from the $150 million offering.
        Bally Entertainment Corporation is one of the world's foremost operators of casinos and casino hotel resorts. The company owns and operates three world-class casino hotel resorts in Atlantic City and Las Vegas, commenced the operation of its riverboat casino in New Orleans, Louisiana in July 1995 and plans to reopen its dockside casino at its new location in Mississippi in November 1995.
        Bally, through Bally's Health & Tennis Corporation and its subsidiary, Bally Total Fitness, is also the world's largest commercial operator of fitness centers with approximately 330 facilities in the U.S. and Canada.